Exhibit 10.1

Amendment No. 4 to the

TRI Pointe Homes, Inc.

2013 Long-Term Incentive Plan

Pursuant to Section 5.2 of the TRI Pointe Homes, Inc. 2013 Long-Term Incentive Plan, as amended (the “Plan”), this Fourth Amendment (“Amendment No. 4”) to the Plan is made and is effective as of August 12, 2015.

WHEREAS, the Board of Directors and stockholders of TRI Pointe Homes, Inc., a Delaware corporation (“TRI Pointe Homes”), each approved the Plan by written consent on January 30, 2013;

WHEREAS, on April 7, 2014, the Board of Directors of TRI Pointe Homes approved an amendment to the Plan to: (i) increase the number of shares available for issuance pursuant to awards granted under the Plan by 9,200,000; and (ii) add certain award limitations intended to allow for awards that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Amendment No. 1”);

WHEREAS, the stockholders of TRI Pointe Homes approved Amendment No. 1 at the annual meeting of stockholders held on June 23, 2014;

WHEREAS, on June 23, 2014, the Board of Directors of TRI Pointe Homes approved Amendment No. 2 to the Plan to prohibit repricing (other than in connection with any equity restructuring or any other change in capitalization) of outstanding options or stock appreciation rights under the Plan without stockholder approval;

WHEREAS, on July 7, 2015, TRI Pointe Homes became a wholly owned subsidiary of TRI Pointe Group, Inc. (“TRI Pointe Group”) pursuant to a reorganization transaction (“Reorganization”) ;

WHEREAS, in connection with the Reorganization, TRI Pointe Homes and TRI Pointe Group executed an omnibus amendment to the Plan that, among other things, provides that references to TRI Pointe Homes and TRI Pointe Homes Common Stock in the Plan will be read to refer to TRI Pointe Group and TRI Pointe Group Common Stock, respectively;

WHEREAS, Section 5.2 of the Plan authorizes the Board of Directors to amend the Plan, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) and any rule of the New York Stock Exchange; and

WHEREAS, the Board of Directors of TRI Pointe Group has determined it to be in the best interests of TRI Pointe Group and its stockholders to amend the Plan to impose certain limitations on awards made under the Plan to Non-Employee Directors (as defined in the Plan).

NOW, THEREFORE, the Plan is amended as follows:

1.	The following paragraph shall be added to the end of Section 1.5 of the Plan:

Notwithstanding the foregoing, if the participant is a Non-Employee Director, the maximum amount of options, SARs, Stock Awards (including Bonus Stock Awards) and Performance Awards that may be granted during a single calendar year to any one Non-Employee Director shall be in the aggregate $300,000 as determined by the Fair Market Value of the shares of Common Stock underlying such options, SARs, Stock Awards (including Bonus Stock Awards) and Performance Awards on the applicable grant dates.

2.	Except as expressly provided herein, all other provisions of the Plan shall remain in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment No. 4 as of the date first written above.

TRI POINTE GROUP, INC. a Delaware corporation

By:	/s/ Douglas F. Bauer
Name:	Douglas F. Bauer
Title:	Chief Executive Officer